ASSET PURCHASE AGREEMENT



                                  by and among


                        ASSEMBLY COMPONENT SYSTEMS, INC.





                    AUTOMATIC SCREW MACHINE PRODUCTS COMPANY,





                                       and





                       DAVID E. NORMAN AND JAMES C. NORMAN







                                 April ___, 1996


                                TABLE OF CONTENTS


ARTICLE 1

PURCHASE AND SALE OF ASSETS . . . . . . . . . . . . . . . . . . . . . . . .    1
     1.1  Purchased Assets  . . . . . . . . . . . . . . . . . . . . . . . .    1
     1.2  Excluded Assets . . . . . . . . . . . . . . . . . . . . . . . . .    3
     1.3  Assumption of Liabilities . . . . . . . . . . . . . . . . . . . .    4
     1.4  Excluded Liabilities  . . . . . . . . . . . . . . . . . . . . . .    4

ARTICLE 2

CONSIDERATION FOR THE PURCHASED ASSETS  . . . . . . . . . . . . . . . . . .    5
     2.1  Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . .    5


ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER  . . . . . . . . . . . . . . . . .    6
     3.1  Organization and Power  . . . . . . . . . . . . . . . . . . . . .    6
     3.2  Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . .    7
     3.3  Authorization; No Breach  . . . . . . . . . . . . . . . . . . . .    7
     3.4  Financial Statements  . . . . . . . . . . . . . . . . . . . . . .    7
     3.5  Absence of Undisclosed Liabilities  . . . . . . . . . . . . . . .    8
     3.6  No Material Adverse Changes . . . . . . . . . . . . . . . . . . .    8
     3.7  Absence of Certain Developments . . . . . . . . . . . . . . . . .    8
     3.8  Title and Condition of Properties . . . . . . . . . . . . . . . .    9
     3.9  Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . .   11
     3.10 Inventories . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
     3.11 Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
     3.12 Contracts and Commitments . . . . . . . . . . . . . . . . . . . .   12
     3.13 Proprietary Rights  . . . . . . . . . . . . . . . . . . . . . . .   14
     3.14 Litigation; Proceedings . . . . . . . . . . . . . . . . . . . . .   14
     3.15 Brokerage . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
     3.16 Governmental Consent, etc.  . . . . . . . . . . . . . . . . . . .   15
     3.17 Employees and Agents  . . . . . . . . . . . . . . . . . . . . . .   15
     3.18 Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . .   15
     3.19 Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
     3.20 Affiliated Transactions . . . . . . . . . . . . . . . . . . . . .   17
     3.21 Compliance with Laws; Permits; Certain Operations . . . . . . . .   17
     3.22 Environmental Matters . . . . . . . . . . . . . . . . . . . . . .   17
     3.23 Product and Warranty Claims . . . . . . . . . . . . . . . . . . .   19
     3.24 Bank Accounts . . . . . . . . . . . . . . . . . . . . . . . . . .   20
     3.25 Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
     3.26 Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . .   20

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER . . . . . . . . . . . . . . . .   20
     4.1  Corporate Organization and Power  . . . . . . . . . . . . . . . .   20
     4.2  Authorization . . . . . . . . . . . . . . . . . . . . . . . . . .   20
     4.3  No Violation  . . . . . . . . . . . . . . . . . . . . . . . . . .   20
     4.4  Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
     4.5  Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . .   21

ARTICLE 5

COVENANTS PRIOR TO CLOSING  . . . . . . . . . . . . . . . . . . . . . . . .   21
     5.1  Affirmative Covenants . . . . . . . . . . . . . . . . . . . . . .   21
     5.2  Negative Covenants  . . . . . . . . . . . . . . . . . . . . . . .   22

ARTICLE 6

CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE . . . . . . . . . . . . . . .   23
     6.1  Conditions to Purchaser's Obligation  . . . . . . . . . . . . . .   23

ARTICLE 7

CONDITIONS TO SELLER'S OBLIGATION TO CLOSE  . . . . . . . . . . . . . . . .   25

ARTICLE 8

CLOSING TRANSACTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
     8.1  The Closing . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
     8.2  Action to Be Taken at the Closing . . . . . . . . . . . . . . . .   26
     8.3  Closing Documents . . . . . . . . . . . . . . . . . . . . . . . .   26
     8.4  Possession  . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
     8.5  Nonassignable Contracts . . . . . . . . . . . . . . . . . . . . .   28

ARTICLE 9

INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
     9.1  Indemnification by Seller . . . . . . . . . . . . . . . . . . . .   28
     9.2  Indemnification by Purchaser  . . . . . . . . . . . . . . . . . .   30
     9.3  Method of Asserting Claims  . . . . . . . . . . . . . . . . . . .   30

ARTICLE 10

TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
     10.1 Termination . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
     10.2 Effect of Termination . . . . . . . . . . . . . . . . . . . . . .   31
     10.3 Effect of Closing . . . . . . . . . . . . . . . . . . . . . . . .   32

ARTICLE 11

ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
     11.1 Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
     11.2 Mutual Assistance . . . . . . . . . . . . . . . . . . . . . . . .   32
     11.3 Press Release and Announcements . . . . . . . . . . . . . . . . .   32
     11.4 Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
     11.5 Further Transfers . . . . . . . . . . . . . . . . . . . . . . . .   32
     11.6 Transition Assistance . . . . . . . . . . . . . . . . . . . . . .   33
     11.7 Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . .   33
     11.8 Specific Performance  . . . . . . . . . . . . . . . . . . . . . .   33
     11.9 Remittances . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
     11.10Best Efforts To Consummate Closing Transactions . . . . . . . . .   33
     11.11Change of Seller's Name . . . . . . . . . . . . . . . . . . . . .   33
     11.12Collection of Accounts Receivable . . . . . . . . . . . . . . . .   34
     11.13Employees and Agents of Seller  . . . . . . . . . . . . . . . . .   34
     11.14Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . .   35

ARTICLE 12

MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
     12.1 Amendment and Waiver  . . . . . . . . . . . . . . . . . . . . . .   37
     12.2 Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
     12.3 Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
     12.4 Severability  . . . . . . . . . . . . . . . . . . . . . . . . . .   39
     12.5 No Third Party Beneficiaries  . . . . . . . . . . . . . . . . . .   39
     12.6 No Strict Construction  . . . . . . . . . . . . . . . . . . . . .   39
     12.7 Captions  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
     12.8 Complete Agreement  . . . . . . . . . . . . . . . . . . . . . . .   39
     12.9 Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . .   39
     12.10Governing Law; Consent to Forum . . . . . . . . . . . . . . . . .   39
     12.11Remedies Cumulative . . . . . . . . . . . . . . . . . . . . . . .   40

                                    EXHIBITS


Exhibit A      Escrow Agreement
Exhibit B      Allocation of Purchase Price
Exhibit C      Opinion of Seller's Counsel
Exhibit D      Opinion of Purchaser's Counsel
Exhibit E      Officer's Certificate of Seller
Exhibit F      Form of Assumption Agreement
Exhibit G      Officer's Certificate of Purchaser
Exhibit H      Form of Non-Competition Agreement


                              DISCLOSURE SCHEDULES


Schedule 1.1(d)    Decatur Real Estate Schedule
Schedule 1.2(e)    Insurance - Deferred Compensation
Schedule 1.3       Assumed Liabilities Schedule
Schedule 3.1       Qualifications Schedule
Schedule 3.7       Developments Schedule
Schedule 3.8(a)    Permitted Encumbrances
Schedule 3.8(b)    Leases Schedule
Schedule 3.10      Inventory Schedule
Schedule 3.11      Tax Matters Schedule
Schedule 3.12(a)   Contracts Schedule
Schedule 3.12(d)   Customer Contracts Schedule
Schedule 3.13      Proprietary Rights Schedule
Schedule 3.16      Consents Schedule
Schedule 3.18      Employee Benefits Schedule
Schedule 3.19      Insurance Schedule
Schedule 3.20      Affiliated Transactions Schedule
Schedule 3.21(a)   Compliance Schedule
Schedule 3.21(b)   Permits Schedule
Schedule 3.22      Environmental Matters Schedule
Schedule 3.23      Claims Schedule
Schedule 3.24      Bank Accounts Schedule

                            ASSET PURCHASE AGREEMENT


     ASSET PURCHASE AGREEMENT made as of April __, 1996 (this "Agreement") by and among ASSEMBLY COMPONENT SYSTEMS, INC., an Illinois corporation ("Purchaser"), AUTOMATIC SCREW MACHINE PRODUCTS COMPANY, a Delaware corporation ("Seller"), DAVID E. NORMAN and JAMES C. NORMAN.

                               W I T N E S S E T H

     WHEREAS, Seller, all of whose outstanding Class A common shares are owned by Richard Norman as Trustee under Trust Agreement with Harris Trust and Savings Bank as Trustee dated 7/17/68 as amended and restated ("Richard Norman"), Charles Norman ("Charles Norman") and Trustees of the Norman Trust UA dated 9/15/67, F.B.O. The John Norman Fund ("John Norman") (Richard Norman, Charles Norman and John Norman are hereinafter sometimes referred to individually as a "Shareholder" or collectively as "Shareholders"), is engaged in the business of manufacturing, selling and distributing industrial products in the United States and certain foreign countries (the "Business"); and

     WHEREAS, on the terms and subject to the conditions of this Agreement, Purchaser desires to acquire from Seller and Seller desires to sell to Purchaser, substantially all of the assets and properties of the Seller, both tangible and intangible, as described herein on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, the parties agree as follows:


                                    ARTICLE 1

                           PURCHASE AND SALE OF ASSETS

     1.1 Purchased Assets. On the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 8.1), Purchaser shall purchase from Seller, and Seller shall sell, convey, assign, transfer and deliver to Purchaser, all of Seller's rights, title and interest in all properties, assets, rights and interests of every kind and nature, whether real or personal, tangible or intangible, and wherever located and by whomever possessed, owned by Seller as of the Closing or arising therefrom or in connection therewith related to or used in, or otherwise associated with, the Business, including, without limitation, all of the following assets (but excluding all Excluded Assets as defined in Section 1.2 below):

          (a) all cash; marketable securities; and all accounts and notes receivable (whether current or noncurrent);

          (b)  all prepayments and prepaid expenses as of the Closing Date;


          (c)  all inventories and related supplies;

          (d) all interests in real estate (including, without limitation, land, buildings and improvements), whether owned in fee, leased or otherwise, including but not limited to, the real estate commonly known as 709 2nd Avenue S.E., Decatur, Alabama 35602 and all buildings located thereon and the vacant real estate located on the opposite side of the street from 709 2nd Avenue S.E., Decatur, Alabama 35602, both of which are legally described in Schedule 1.1(d) (collectively, the "Decatur Real Estate");

          (e) all interests in plant, machinery and equipment, fixtures, fittings, furniture, automobiles, trucks, tractors, trailers and other vehicles, tools, spare parts and supplies and other tangible personal property, whether owned, leased or otherwise (including, without limitation, items which have been fully depreciated or expensed);

          (f) all insurance, insurance reserves and deposits (including, without limitation, reserves and deposits relating to workmen's compensation);

          (g) all intangible assets and intellectual property (including, without limitation, registered and unregistered trademarks, service marks and trade names, trade dress and other names, marks and slogans, including the names "Automatic Screw Machine Products Company," "Homan", "Assembly Component Systems", "Industrial Bolt & Screw Company" and all variations and permutations thereof), all publishing and distribution rights, and all associated goodwill; all statutory, common law and registered copyrights; all patents, inventions, shop rights, know-how, trade secrets and confidential information; and all registration applications for any of the foregoing; together with all rights to use all of the foregoing forever and all other rights in, to, and under the foregoing in all countries;

          (h) all discoveries, improvements, processes, formulae (secret or otherwise), data, confidential information, engineering, technical and shop drawings, specifications and ideas, whether patentable or not, all licenses and other similar agreements, and all drawings, records, books or other indicia, however evidenced, of the foregoing;

          (i) all rights existing under contracts, leases, licenses, permits, supply and distribution arrangements, sales and purchase agreements and orders, employment and consulting agreements, consignment arrangements, warranties, consents, orders, registrations, privileges, franchises, memberships, certificates, approvals or other similar rights and all other agreements, arrangements and understandings;

          (j) the right to receive all mail and other communications addressed to Seller (including, without limitation, mail and communications from customers, suppliers, agents and others and accounts receivable payments);

          (k) all lists and records pertaining to customers, suppliers, personnel and agents and all other books, ledgers, files, documents, correspondence, plats, architectural plans, drawings and specifications, computer programs and business records of every kind and nature;

          (l) all creative materials (including, without limitation, photographs, films, art work, color separations and the like), advertising and promotional materials and all other printed or written materials;

          (m) all claims, refunds, causes of action, choses in action, rights of recovery and rights of set-off of every kind and nature, except with respect to state and federal income tax refunds;

          (n) all goodwill as a going concern and all other intangible property;

          (o) all interest in and to telephone numbers and all listings pertaining to Seller in all telephone books and other directories; and

          (p) all other property not referred to above which is represented on Seller's Latest Balance Sheet (as defined in Section 3.4) or acquired by Seller thereafter (except for such property which has been sold or otherwise disposed of in the ordinary course of business).

For purposes of the Agreement, the term "Purchased Assets" means all properties, assets and rights which Seller shall convey to Purchaser or shall be obligated to convey to Purchaser under this Agreement.

     1.2 Excluded Assets. Notwithstanding the foregoing, the following assets (the "Excluded Assets") are expressly excluded from the purchase and sale contemplated hereby and, as such, are not included in the Purchased Assets:

          (a) the minute books, capital stock records, articles of incorporation, by-laws and corporate seal of Seller, together with annual and other corporate reports filed with the State of Delaware and other states in which Seller is qualified to do business, other documents and correspondence that relate to Seller's corporate organization and maintenance thereof;

          (b) all rights of Seller and the Shareholders with respect to the claims, refunds, causes of action, choses in action, rights of recovery, rights of set-off and all other rights and assets of every kind and nature related to the Excluded Liabilities;

          (c) all income tax credits and refunds including but not limited to all credits or refunds arising out of or in connection with (1) the transaction contemplated by this Agreement, and (2) the payment of any and all deferred compensation and stock appreciation rights to stockholders, employees, officers and directors;

          (d) all monies to be received by Seller from Purchaser and all other rights of Seller and the Shareholders under this Agreement; and

          (e) all rights under those contracts of insurance purchased or held by Seller and set forth in Schedule 1.2(e), in connection with its Deferred Compensation Agreements with current or former Employees of Seller.

     1.3 Assumption of Liabilities. Subject to the conditions specified in this Agreement, on the Closing Date, Purchaser shall assume and agree to pay, defend, discharge and perform as and when due only the following liabilities and obligations of Seller (the "Assumed Liabilities"): (a) all liabilities and obligations under the agreements, leases, contracts and commitments listed on the Leases Schedule, the Contracts Schedule, the Customer Contracts Schedule (excluding any liability or obligation for any breach thereof occurring prior to the Closing Date), and (b) those liabilities listed on the "Assumed Liabilities Schedule" attached hereto as Schedule 1.3 , such Assumed Liabilities as shown on
Schedule 1.3 not to exceed Seven Million Two Hundred Sixty Thousand Dollars ($7,260,000), but only to the extent that Seller's rights and benefits under such agreements, leases, contracts, commitments and/or refunds have been validly assigned to Purchaser pursuant to this Agreement and are in full force and effect in accordance with their terms.

     1.4 Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall not assume or be liable for any of the following liabilities or obligations of Seller (the "Excluded Liabilities"), and none of the following liabilities or obligations shall be "Assumed Liabilities" for purposes of this Agreement:

          (a)  any of Seller's liabilities or obligations under this Agreement;

          (b) any of Seller's liabilities or obligations for expenses, taxes (including interest, penalties or additions to tax) or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or the consummation of the transactions contemplated hereby or the delivery or possession of the Purchased Assets, including, without limitation, all attorneys' and accountants' fees, income taxes and sales, use and transfer taxes (or similar taxes imposed on gross or net receipts);

          (c) any of Seller's liabilities or obligations for trade payables, indebtedness for borrowed money, indebtedness secured by liens on its assets or guarantees of any of the foregoing (including all such amounts owing to any shareholder of Seller) except those listed in Schedule 1.3:;

          (d) any of Seller's obligations or liabilities which relate to any Benefit Plan, other than as provided in Section 11.14;

          (e) any of Seller's liabilities or obligations, whether absolute, accrued, contingent or otherwise, for federal, state, local or foreign taxes of Seller, including interest, penalties and additions to tax thereon, including but not limited to, taxes which are (i) imposed on or measured by income or gross or net receipts, (ii) related to any real property, personal property or intangible property or (iii) capital, doing business or franchise type taxes; other than taxes that are specifically listed on the Assumed Liabilities Schedule attached hereto as Schedule 1.3;

          (f) any of Seller's liabilities or obligations arising by reason of any violation or alleged violation of any federal, state, local or foreign law or any requirement of any governmental authority or by reason of any breach or alleged breach of any agreement, contract, lease, commitment, instrument, judgment, order or decree, regardless of when any such violation or breach is asserted;

          (g) any of Seller's liabilities or obligations which would not have existed had each of Seller's representations and warranties been true as of the Closing Date;

          (h) except for accrued payroll obligations, any of Seller's liabilities or obligations to Seller's present or former employees or anyone employed by Seller prior to the Closing Date and which are attributable either to events on or prior to the Closing Date or to any acts or omissions of Seller prior to, on or after the Closing Date;

          (i) any of Seller's liabilities or obligations relating to claims for personal injury or damage to property based upon or arising out of the sale and distribution of products or the provision of services by Seller prior to the Closing Date or at any point in the future;

          (j) any other liability or obligation of Seller not expressly assumed by Purchaser under Section 1.3, including, without limitation, any liabilities or obligations arising out of transactions, matters or things entered into at or prior to the Closing, arising out of any action or inaction at or prior to the Closing or any state of fact existing at or prior to the Closing, regardless of when asserted; and

          (k) any liabilities due to Shareholders including but not limited to any and all notes and other obligations due to them and each of them.


                                    ARTICLE 2

                     CONSIDERATION FOR THE PURCHASED ASSETS

     2.1 Purchase Price. In addition to the assumption of the Assumed Liabilities, the aggregate purchase price for the Purchased Assets shall be an amount equal to Six Million Fifty Thousand and no/100 Dollars ($6,050,000) less the amount, if any, to be repaid to Purchaser pursuant to Section 11.12 hereof (the "Purchase Price") which shall be payable to Seller on the Closing Date as set forth below:

          (a) by wire transfer of immediately available funds to such account or accounts as shall have been designated in writing by Seller not less than three (3) days prior to the Closing Date in an amount equal to Five Million Three Hundred Thousand and no/100 Dollars ($5,300,000); and

          (b) by wire transfer of immediately available funds to that certain Escrow Account to be established pursuant to that certain Escrow Agreement which shall be in the form of Exhibit A hereto, with such changes therein as the Escrow Agent thereunder designated by Purchaser may request (the "Escrow Agreement"), in an amount equal to Seven Hundred Fifty Thousand and no/100 Dollars ($750,000).

The Purchase Price shall be allocated among the Purchased Assets as set forth in Exhibit B attached hereto. The parties agree that the allocation set forth in Exhibit B shall be used by them and respected for all purposes, including income tax purposes if in conformance with the rules and regulations of the Internal Revenue Code of 1986, as amended (the "Code"), and that the parties shall follow such allocation for all reporting purposes, including, without limitation, Internal Revenue Service ("IRS") Form 8594.


                                    ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     As an inducement to Purchaser to enter into this Agreement, (a) Seller (for purposes of any reference to Seller's knowledge, the knowledge of its officers and directors shall be imputed and attributed to Seller), (b) each of Seller's directors as to Sections 3.1, 3.2 and 3.3, and (c) each of Seller's directors, based on their knowledge only with respect to all other representations and warranties, hereby, jointly and severally, represent and warrant to Purchaser as of the date hereof and as of the Closing Date that:

     3.1 Organization and Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and Seller is qualified to do business as a foreign corporation and is in good standing and pays taxes in the jurisdictions specified on the "Qualifications Schedule" attached hereto as Schedule 3.1. Seller has all requisite power and authority and all material licenses, permits and other authorizations necessary to own and operate its properties and to carry on its businesses as now conducted in the states listed on Schedule 3.1 and those states in which it files tax returns. The copies of the certificate of incorporation and by-laws of Seller which have been previously furnished to Purchaser reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete in all material respects. On the date hereof the Shareholders own, and on the Closing Date they shall own, beneficially and of record in the aggregate all of the issued and outstanding Class A common shares of the Seller. The Class A common shares of the Seller are the only shares of the Seller authorized to vote on this transaction.

     3.2 Subsidiaries. Seller owns no stock, partnership interest, joint venture interest or other security or interest in any other corporation, organization or entity.

     3.3 Authorization; No Breach. Each Shareholder has the legal capacity, power and right to consent to Seller's execution, delivery and performance of this Agreement and the other agreements contemplated hereby. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the transactions contemplated hereby and thereby have been duly and validly authorized by Seller and each Shareholder. No other corporate act or proceeding on the part of Seller, its Board of Directors or its shareholders is necessary to authorize the execution, delivery or performance of this Agreement, any other agreement contemplated hereby or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Seller, and this Agreement constitutes and the other agreements contemplated hereby upon execution and delivery by Seller shall each constitute a valid and binding obligation of Seller, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby by Seller and the consummation of the transactions contemplated hereby and thereby do not and shall not (a) conflict with or result in any breach of any of the provisions of, (b) constitute a default under, result in a violation of, or cause the acceleration of any obligation under, (c) result in the creation of any lien, security interest, charge or encumbrance upon any of the Purchased Assets under, or (d) require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body under the provisions of Seller's certificate of incorporation or by-laws or any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Seller or any Shareholder is bound or affected or any law, statute, rule, regulation, judgement, order or decree to which Seller or any Shareholder is subject or by which any of the Purchased Assets is bound; provided, however, the parties hereto recognize that approval of the release of deferred compensation owed by Seller to Richard Norman, individually, must be obtained from the probate court in DuPage County, Illinois.

     3.4  Financial Statements.  Seller has furnished Purchaser with copies of
(a) its unaudited balance sheets as of June 30, 1995, September 30, 1995, and December 31, 1995 (the "Latest Balance Sheet") and the related unaudited financial statements for the twelve-month period ended December 31, 1995 and
(b) its audited balance sheets as of December 31, 1994, December 31, 1993, December 31, 1992, December 31, 1991 and December 31, 1990 and the related audited financial statements for the fiscal years then ended. Each of the foregoing financial statements has been based upon the information contained in Seller's books and records (which are accurate and complete in all material respects) and accurately and completely present the financial condition and results of operations of Seller as of the times and for the periods referred to therein, and such financial statements contain proper accruals and adequate reserves and have been prepared in accordance with generally accepted accounting principles, consistently applied throughout the periods indicated, except as otherwise noted therein. The parties acknowledge that the Latest Balance Sheet is subject to audit adjustments, which adjustments Seller has no reason to believe will be material.

     3.5 Absence of Undisclosed Liabilities. As of the Closing, Seller shall have no liabilities or obligations whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to Seller, whether due or to become due, arising out of or related to transactions entered into at or prior to the Closing, or out of any action or inaction by Seller or any Shareholder or any employee, agent, licensee or contractor of any of them at or prior to the Closing, or out of any state of facts existing at or prior to the Closing, regardless of when any such liability or obligation is asserted, including, without limitation, taxes with respect to or based upon transactions or events occurring on or before the Closing, except (a) liabilities and obligations under agreements, contracts, leases or commitments described on the Leases Schedule (as defined in Section 3.8(b) hereof) and the Contracts Schedule (as defined in Section 3.12 hereof) or under agreements, leases, contracts and commitments which are not required pursuant to this Agreement to be disclosed thereon (but not liabilities for breaches thereof), (b) liabilities and obligations reflected on Seller's Latest Balance Sheet and on Seller's balance sheet as of September 30, 1995, (c) liabilities and obligations which have arisen after the date of Seller's Latest Balance Sheet in the ordinary course of business (none of which is a liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit), and (d) liabilities and obligations otherwise expressly disclosed in this Agreement or the "Assumed Liabilities Schedule" attached hereto as Schedule 1.3.

     3.6 No Material Adverse Changes. Since the date of the Latest Balance Sheet, there has been no material adverse change in the financial condition, operating results, assets, operations, employee relations, customer relations or business prospects of Seller.

     3.7 Absence of Certain Developments. Except as set forth in the "Developments Schedule" attached hereto as Schedule 3.7, since the date of the Latest Balance Sheet, Seller has not:

          (a) borrowed or agreed to borrow any amount or incurred or become subject to any material liabilities, except current liabilities incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business;

          (b) discharged or satisfied, or agreed to discharge or satisfy, any material lien or encumbrance or paid any material liability, other than current liabilities paid in the ordinary course of business;

          (c) mortgaged, pledged or subjected to any lien, charge or any other encumbrance, any portion of the Purchased Assets, except liens for current property taxes not yet due and payable;

          (d) sold, assigned or transferred, or agreed to do so, any of the Purchased Assets, except in the ordinary course of business or cancelled without fair consideration any material debts or claims owing to or held by it;

          (e) sold, assigned, transferred, abandoned or permitted to lapse any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets, or disclosed any material proprietary confidential information to any person;

          (f) made or granted, or agreed to make or grant, any bonus or any wage or salary increase to any employee or group of employees or made or granted any increase in any employee benefit plan or arrangement (except in accordance with past custom and practice), or amended or terminated, or agreed to terminate or amend, any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;

          (g) made, or agreed to make, any capital expenditures or capital commitments therefore that aggregate in excess of $30,000;

          (h) made, or agreed to make, any loans or advances to, or guarantees for the benefit of, any persons;

          (i) suffered any extraordinary losses or waived any rights of material value, whether or not in the ordinary course of business or consistent with past practice;

          (j) entered into, or agreed to enter into, any other material transaction other than in the ordinary course of business;

          (k) made, or agreed to make, any charitable contributions or pledges in excess of $5,000, in the aggregate;

          (l) suffered any material damage, destruction or casualty loss to the Purchased Assets, whether or not covered by insurance; or

          (m) other than as contemplated herein and as to take effect prior to the Closing, made, or agreed to make, any declaration or payment to its shareholders of any dividend or other distribution in respect to its stock or redeemed or purchased or otherwise acquired any of its stock or agreed to take any such action.

     3.8  Title and Condition of Properties.

          (a) The Seller owns no real estate other than the Decatur Real Estate. Seller holds good and marketable title to the Decatur Real Estate, and such title is subject only to (i) liens and encumbrances disclosed on the "Permitted Encumbrances Schedule" attached hereto as Schedule 3.8(a), (ii) liens for taxes not yet due and payable (which shall be prorated), (iii) installments of special assessments not yet due and payable (which shall be prorated), and
(iv) covenants, conditions and restrictions of record which are not violated by existing uses or improvements, which do not interfere with the current use of the Decatur Real Estate, do not interfere with any of the present ways or means of ingress, egress or access to the Decatur Real Estate or do not limit, restrict, eliminate, change or interfere with the maintenance, operation, use, repair, replacement of, or otherwise adversely affect the merchantability of the title to the Decatur Real Estate (the foregoing are collectively referred to herein as "Permitted Encumbrances"). At the Closing, Seller shall convey to Purchaser by warranty deed, good and marketable title to the Decatur Real Estate, free and clear of all liens, security interests, charges and other encumbrances other than Permitted Encumbrances.

          (b)  The leases described on the "Leases Schedule" attached hereto as
Schedule 3.8(b) (the "Leases") are in full force and effect, and Seller (as indicated on such schedule) holds a valid and existing leasehold interest under each of the leases for the term set forth on the Leases Schedule. The leases described on the Leases Schedule constitute all of the leases under which Seller holds a leasehold interest in real estate. Seller has delivered to Purchaser complete and accurate copies of each of the leases described on the Leases Schedule, and none of the leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Purchaser. Seller is not in default under any of such leases, and no other party to such leases has the right to terminate, accelerate performance under or otherwise modify any of such leases, including upon the giving of notice or the passage of time. To the best of Seller's knowledge, no third party to any such lease is in default under such lease. At the Closing, Seller shall assign and legally transfer to Purchaser its leasehold interest in the Leases, which assignment shall include the consent of the lessor under each of the Leases if required by the terms of the applicable Lease or governing law, free and clear of all liens, security interests, charges and other encumbrances.

          (c) The Decatur Real Estate and the real estate demised by the leases described on the Leases Schedule constitute all of the real estate owned, used or occupied by Seller.

          (d) Except for encumbrances described on Schedule 3.8(a), Seller owns good and marketable title, free and clear of all liens, charges, security interests, encumbrances, encroachments and claims of others, to all of the personal property and assets shown on the Latest Balance Sheet or acquired thereafter or located on any of its premises, except for liens of current taxes not yet due and payable (which shall be pro-rated) and liens disclosed on the Latest Balance Sheet, and all of such personal property is necessary or useful in the conduct of the Business. At the Closing, Seller shall sell, assign, transfer and convey to Purchaser by customary Bill of Sale good and marketable title to all of the personal property included within the Purchased Assets, free and clear of all liens, security interests, charges, encumbrances and claims of others, other than liens for current taxes not yet due and payable and encumbrances listed on Schedule 3.8(a).

          (e) Seller's buildings, machinery, equipment and other tangible assets used in the operation of the Business are in good condition and repair in all material respects, have been maintained in accordance with normal industry standards and are usable in the ordinary course of business. Seller owns or leases under valid leases all buildings, machinery, equipment and other tangible assets currently used in the Business. The parties hereto understand that the locations where deposit inventory is held are not owned or leased by Seller.

          (f) Seller is not in violation of any applicable zoning, building, fire or other ordinance or other law, regulation or requirement relating to the operation of owned or leased properties. Seller has not received, nor to Seller's knowledge has any of its employees or agents received, any notice of a violation or is aware of any violation of any applicable environmental protection or occupational health and safety laws and regulations. Within the three years prior to the date of this Agreement, neither Seller nor any Shareholder has received a notice of any such violation or any condemnation proceeding with respect to any properties owned, used or leased by Seller.

     3.9 Accounts Receivable. All accounts receivable of Seller reflected on the Latest Balance Sheet, and to be reflected on its books as of the Closing Date, are and shall be valid receivables, and are and shall be subject to no valid counterclaims or setoffs in excess of any reserves therefor and are and shall be collected within 90 days from their respective invoice date at the aggregate face amount thereof or shall be repurchased by Sellers pursuant to
Section 11.13 hereof.

     3.10 Inventories. Seller's inventories reflected on the Latest Balance Sheet and as of the Closing Date consisted and shall consist of a quality and quantity usable and saleable in the ordinary course of business and were not and will not, except as reflected in Schedule 3.10, be slow-moving, obsolete or damaged. All of such inventory was and will be valued using the first-in, first-out method of valuation, and consisted and will consist of items which are of merchantable quality, in good, salable and usable condition, and were and will be salable in the ordinary course of business. All such inventory was and will be located on the Seller's owned or leased premises, except such thereof as is in the process of being delivered to, or, pursuant to a consignment agreement, is located at a customer's facility.

     3.11 Tax Matters.

          (a) Seller has duly filed all federal, foreign, state (specifically those states listed on Schedule 3.11) and local tax information and tax returns of any and every nature and description (the "Returns") required to be filed by it (all such returns being accurate and complete in all material respects) and has duly paid or made provision for the payment of all taxes and other governmental charges (including without limitation any interest, penalty or additions to tax thereto) which have been incurred or are shown to be due on said Returns or are claimed in writing to be due from Seller or imposed on Seller or its properties, assets, income, franchises, leases, licenses, sales or use, by any federal, state, local or foreign taxing authorities (collectively, the "Taxes") on or prior to the date hereof, other than Taxes which are being contested in good faith and by appropriate proceedings and as to which Seller has set aside on its books adequate reserves or which may be attributable to the transactions contemplated hereby. Except as set forth in the "Tax Matters Schedule" attached hereto as Schedule 3.11, since December 31, 1992 neither the IRS nor any state, local or foreign taxing authority has ever notified Seller of any examination or audit of any income tax return or other return of the Seller, whether singly or as a member of an affiliated group. Except as set forth on the "Tax Matters Schedule", to the best of Seller's knowledge, neither the IRS nor any foreign, state, local or other taxing authority is in the process of examining any federal, foreign, state, local or other tax returns of the Seller. There are no disputes pending, or claims asserted, for Taxes upon Seller. Seller has not been required to give any currently effective waivers extending the statutory period of limitation applicable to any foreign, federal, state or local return for any period or agreed to an extension of time with respect to a Tax assessment or deficiency. Seller has not been notified of any claim by an authority in a jurisdiction where the Seller does not file Returns that the Seller is or may be subject to taxation by that jurisdiction. Seller has not filed any consolidated federal income tax return with an "affiliated group" (within the meaning of Section 1504 of the Code), where Seller was not the common parent of the group. Seller is not and has not been, a party to any tax allocation agreement or arrangement pursuant to which it has any contingent or outstanding liability to anyone. Seller has no liability for Taxes as a transferee of, or successor to, any other person. Seller has provided to Purchaser or its representatives complete and correct copies of its federal, state and local income tax returns filed on or prior to the date hereof and all examination reports, if any, relating to the audit of such returns by the IRS or other tax authority for each taxable year beginning on or after January 1, 1991. To the knowledge of Seller, there exists no proposed assessment against Seller or notice, whether formal or informal, of any deficiency or claim for additional Tax (including, without limitation, interest, additions to tax or penalties).

          (b) All monies required to be withheld from employees, independent contractors, shareholders, or creditors of Seller for Taxes, including, but not limited to, income taxes, back-up withholding taxes, social security and unemployment insurance taxes or collected from customers or others as Taxes, including, but not limited to, sales, use or other taxes, have been withheld or collected and paid, when due, to the appropriate governmental authority, or if such payment is not yet due, an adequate reserve has been established for such Taxes.

          (c) Seller has made available to Purchaser all employment and other agreements, including those agreements listed in Section 3.12(a)(i), that could obligate it to make any payments that will not be deductible under Code Section 280G.


     3.12 Contracts and Commitments.

          (a) Except as set forth in Section 3.18 or in the "Contracts Schedule" attached hereto as Schedule 3.12(a), Seller is not a party to any:

               (i) bonus, pension, profit sharing, retirement or deferred compensation plan or stock purchase, stock option, hospitalization insurance or similar plan or practice, whether formal or informal, or severance agreements or arrangements;

               (ii) contract with any labor union or contract for the employment of any officer, individual employee or other person on a full-time, part-time or consulting basis;

               (iii) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the Purchased Assets;

               (iv) guarantee of any obligation for borrowed money or otherwise, other than endorsements made for collection in the ordinary course of business;

               (v) agreement or commitment with respect to the lending or investing of funds to or in other persons or entities;

               (vi) license or royalty agreement;

               (vii) lease or agreement under which it is lessee of or holds or operates any personal property owned by any other party;

               (viii) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it;

               (ix) contract or group of related contracts with the same party for the purchase or sale of products or services other than the Customer Contracts (as defined in Section 3.12(d) hereof);

               (x) other contract with any party continuing over a period of more than six months from the date or dates thereof, not terminable by it on thirty (30) days' or less notice without penalties;

               (xi) contract which prohibits it from freely engaging in business anywhere in the world;

               (xii)     contract relating to the distribution of its products;

               (xiii) contract with any officer, director, partner, shareholder or other insider; or

               (xiv) other agreements whether or not entered into in the ordinary course of business.

          (b) Except as specifically disclosed in the Contracts Schedule, (i) no contract or commitment has been breached in any respect or cancelled by the other party, (ii) since June 30, 1995, no supplier has notified Seller that it shall stop or decrease in any material respect the rate of business done with Seller, (iii) Seller has in all respects performed all the obligations required to be performed by it to the date of this Agreement and is not in receipt of any claim of default under any material lease, contract, commitment or other agreement to which it is a party; (iv) no event has occurred which with the passage of time or the giving of notice or both would result in a breach or default under any lease, contract, instrument or other agreement to which Seller is a party; and (v) to the best of Seller's knowledge, Seller is not a party to any contract which is adverse to its operations, financial condition, operating results or business prospects.

          (c) Seller has made available to Purchaser a true and correct copy of all written contracts which are referred to on the Contract Schedule, together with all amendments, waivers or other changes thereto.

          (d) Seller has no knowledge of any (i) pending or threatened termination, cancellation, limitation, modification or change in Seller's business relationship with any customer or group of customers or (ii) changes or pending changes in any law, rule, regulation, technology, or business relationship or other circumstance that could result in the loss of any customers after the date hereof. Except as indicated on the "Customer Contract Schedule" attached hereto as Schedule 3.12(d), (A) each contract, agreement or lease with customers of Seller relating to the Business ("Customer Contracts") is valid, enforceable and in full force and effect in accordance with the terms thereof, (B) there is no existing default or event or condition which, with notice or lapse of time or both, would constitute an event of default under any Customer Contract, (C) no Customer Contract has been amended, modified, supplemented or otherwise altered orally, in writing or by course of conduct,
(D) no Customer Contract requires the consent of the Customer or any other party to affect a valid assignment thereof to Purchaser without causing a default or giving rise to a right of termination thereunder and (E) each Customer Contract complies with all applicable laws, rules and regulations.

     3.13 Proprietary Rights. Set forth on the "Proprietary Rights Schedule" attached hereto as Schedule 3.13 is a list and summary description of all patents, patent applications, trademarks, service marks, trade names, corporate names and copyrights owned by Seller or used by Seller in the conduct of the Business. Seller owns and possesses all right, title and interest in and to the proprietary rights, including, but not limited to, those proprietary rights necessary to conduct the Business. Seller has taken all necessary or desirable action to protect the proprietary rights necessary or desirable to conduct the Business. Seller has not received any notices of infringement, misappropriation, invalidity or conflict from any third party with respect to such proprietary rights. Seller has not infringed, misappropriated or otherwise conflicted with any proprietary rights of any third parties and, to the best of Seller's knowledge, Seller's proprietary rights have not been infringed by any third parties.

     3.14 Litigation; Proceedings. There are no actions, suits, proceedings, orders or investigations pending or, to the best of Seller's knowledge, threatened against or affecting Seller at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and there is no basis known to Seller for any of the foregoing. No officer, director, employee or agent of Seller has been or is authorized to make or receive, and Seller knows of no such person making or receiving, any bribe, kickback or other illegal payment at any time. Within the three years preceding the date hereof, Seller has received no opinion or legal advice in writing to the effect that Seller is exposed from a legal standpoint to any liability or disadvantage which may be material to the Business as previously or presently conducted.

     3.15 Brokerage. There are no claims for brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller.

     3.16 Governmental Consent, etc. No permit, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority is required in connection with the execution, delivery or performance of this Agreement by Seller, or the consummation by Seller of any of the transactions contemplated hereby and thereby, except as disclosed on the "Consents Schedule" attached hereto as Schedule 3.16 and except as disclosed on
Schedule 3.12(d) hereto.

     3.17 Employees and Agents. To the best of Seller's knowledge, no key employee or agent, nor group of Seller's employees or agents, has any plans to terminate employment with Seller. Seller has complied in all respects with all applicable laws relating to the employment of labor and independent contractors, including provisions thereof relating to wages, hours, equal opportunity, immigration, collective bargaining, disabilities, family leave and the payment of social security and other taxes. Seller has no existing relationships with any union or employee representative or any labor relations problems, and there has been no union organization efforts with respect to the Business within the last five years. Seller has no reason to believe that the services of any of the present employees of Seller will not be available for continued conduct of the business of Seller after the Closing on substantially the same terms as now conducted.

     3.18 Employee Benefit Plans.

          (a) The "Employee Benefits Schedule" attached hereto as Schedule 3.18, contains a list of all Benefit Plans. For purposes of this Agreement, a "Benefit Plan" is any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained by Seller and/or any ERISA Affiliate; to which Seller or any ERISA Affiliate contributes or is or was obligated to contribute; that contains any Participant or Participant's beneficiary; or pursuant to which Seller or any ERISA Affiliate has or is reasonably likely to have any liability. The term "Benefit Plan" also includes each other arrangement, program or plan (formal or informal) under which any Participant or any Participant's beneficiary may have a right to any benefit, including, without limitation, any form of medical, health or dental insurance, life, disability and accidental death and dismemberment insurance, severance pay or benefits continuation, nonqualified deferred compensation, relocation assistance, vacation pay, tuition aid, apprenticeship benefits or matching gifts for charitable contributions to educational or cultural institutions. For purposes of this Agreement, an "ERISA Affiliate" is any corporation, partnership or other trade or business which is or was a member of a group described in Code Section 414(b), (c) or (m) that includes or included Seller. A "Participant" is any current or former employee, officer, director or shareholder of Seller or any ERISA Affiliate who has or may have a colorable claim to benefit rights. Each Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Code has been timely amended to comply with current law and has obtained a favorable determination letter with respect to such amendment, and neither Seller nor any officer, director or Shareholder is aware of any facts or circumstances that might jeopardize the qualified status of any such Benefit Plan.

          (b) Except as set forth in the Employee Benefits Schedule, all accrued contributions and other payments to be made by Seller or any ERISA Affiliate to any Benefit Plan through the date of the Latest Balance Sheet have been made or reserves adequate therefor have been set aside and reflected on the Latest Balance Sheet. The Benefit Plans have in all respects been maintained and administered in accordance with the documents governing them and the laws and regulations applicable to them (including, without limitation, rules and regulations of the Department of Labor, the Pension Benefit Guaranty Corporation and the IRS under ERISA and the Code). There are no outstanding liabilities of any Benefit Plan other than liabilities for benefits to be paid to Participants and beneficiaries in the ordinary course of business.

          (c) There is no pending litigation or, to the best knowledge of Seller and each Shareholder, any overtly threatened litigation or pending claim, that involves any of the Benefit Plans or their administration and alleges a violation of applicable state or federal law or any failure to make contributions to or pay benefits under any Benefit Plan.

          (d) None of the Benefit Plans is or ever has been subject to Title IV of ERISA. Neither Seller nor any ERISA Affiliate is or ever has been required to contribute to an employee benefit plan that is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

          (e) All reporting and disclosure requirements of ERISA and the Code applicable to the Benefit Plans have been satisfied.

          (f) None of the Benefit Plans is or has been subject to the requirements of Section 412 of the Code. Neither Seller nor any ERISA Affiliate has any liability on account of any failure to make contributions to or pay benefits under any Benefit Plan. No prohibited transaction has occurred with respect to any Benefit Plan.

          (g)  Except to the extent required by Section 4980B of the Code or
Part 6 of Title I of ERISA, none of the Benefit Plans provides for (or has ever provided for) medical or health care or other welfare benefits for any former employee, officer, shareholder or director of Seller or any ERISA Affiliate (or any of their beneficiaries). Seller and all of its ERISA Affiliates have complied in all respects with the requirements of Part 6 of Title I of ERISA and Code Section 4980B.

          (h) Neither Seller nor any ERISA Affiliate is in possession of any facts which would indicate that any insurance company which has issued an insurance policy or policies under any of the Benefit Plans is in danger of becoming insolvent, within the meaning of applicable state law.

          (i) As to any current Participant who is employed by Purchaser, the transactions contemplated by this Agreement will not entitle any Participant or any Participant's beneficiary to any severance benefit under the terms of any Benefit Plan or any personnel or employment policy of Seller or any ERISA Affiliate. None of the Benefit Plans contains any change in control or other provisions which would cause an increase or acceleration of benefits or benefit entitlements to Participants or their beneficiaries, or an increase in liability of Seller or to Purchaser as a result of the transactions contemplated by this Agreement or any related action thereafter.

     3.19 Insurance. The "Insurance Schedule" attached hereto as Schedule 3.19 lists and briefly describes each insurance policy maintained by Seller with respect to the Purchased Assets and such policies with respect to the Business. All of such insurance policies are in full force and effect, and Seller is not and has never been in default with respect to its obligations under any of such insurance policies. Such insurance coverage is customary for well-insured entities engaged in similar lines of business. During the three-year period ending on the date hereof, Seller has never been refused any insurance coverage for which it has applied or had any insurance policy cancelled.

     3.20 Affiliated Transactions. Except as set forth on the "Affiliated Transaction Schedule" attached hereto as Schedule 3.20, no officer, director, shareholder or affiliate of Seller or any person related by blood or marriage to any such person or any entity in which any such person owns any beneficial interest is a party to any agreement, contract, commitment or transaction with Seller or has any interest in any property used by Seller.

     3.21 Compliance with Laws; Permits; Certain Operations.

          (a) Seller and its officers, directors, agents and employees have complied in all material respects with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof which affect the Business or the Purchased Assets or to which Seller may otherwise be subject, and no claims have been filed against Seller alleging a violation of any such law or regulation, except as set forth on the "Compliance Schedule" attached hereto as Schedule 3.21(a). In particular, but without limiting the generality of the foregoing, Seller has not violated or received a notice or charge asserting any violation of the Immigration Reform and Control Act of 1986, the Occupational Safety and Health Act of 1970, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act of 1976, the Americans With Disabilities Act, or any other state or federal act (including rules and regulations thereunder) regulating or otherwise affecting the employment of aliens, employee health and safety, the environment, zoning, building, fire or other ordinances or any other aspect of the Business.

          (b) Seller to its knowledge holds all of the permits, licenses, certificates and other authorizations of foreign, federal, state and local governmental agencies required for the conduct of the Business all of which are set forth in the "Permits Schedule" attached hereto as Schedule 3.21(b). Seller has no knowledge that any other or further permits are required for the conduct of the Business. Seller has not received any notice (and Seller has no reason to believe) that revocation is being considered with respect to any of such licenses, permits, certificates or authorizations, or that Seller is in violation of any such license, permit, certificate or authorization.

     3.22 Environmental Matters.

          (a) As used in this Section 3.22, the following terms shall have the following meanings:

               (i) "Hazardous Materials" means any dangerous, toxic, hazardous or radioactive pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any federal, state or local law, statute, code, ordinance, regulation, rule or other requirement relating to such substance or otherwise relating to the environment or human health or safety, including without limitation any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject Seller to any imposition of costs or liability under any Environmental Law.

               (ii) "Environmental Laws" means all applicable federal, state, local and foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to pollution, contamination or protection of the environment (including, without limitation, all applicable federal, state, local and foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to Hazardous Materials in effect as of the date of this Agreement).

               (iii) "Release" shall mean the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

          (b) All real estate owned, leased or operated by Seller and Seller's operation of the Business at or from such real estate and its operation of the Purchased Assets are in compliance with all applicable Environmental Laws.

          (c) To its knowledge, Seller has obtained and maintained in full force and effect, all environmental permits, licenses, certificates of compliance, approvals and other authorizations necessary to own or operate the Purchased Assets and the Decatur Real Estate (collectively, the "Environmental Permits") all of which are disclosed in the "Environmental Matters Schedule" attached hereto as Schedule 3.22. Seller has no knowledge that any other or further permits are required for the aforesaid purposes and for the operation of the Business. Seller has conducted its Business and operated the Purchased Assets, the Decatur Real Estate and all leased premises and deposit inventory sites and any other property owned, operated, or leased by Seller at any time, in compliance with all terms and conditions of the Environmental Permits and the Environmental Laws. Seller has filed all reports and notifications required to be filed under and pursuant to all applicable Environmental Laws with respect to the operation of the Business and the operation of the Purchased Assets, the Decatur Real Estate, and all leased premises and deposit inventory sites and any other property owned, operated, or leased by Seller at any time.

          (d)  Except as set forth in the "Environmental Matters Schedule":
(i) no Hazardous Materials have been generated, stored, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited, or released on, under or about any part of any real property owned, leased or operated by Seller in violation of any Environmental Law, and (ii) no real property owned, leased or operated by Seller or any of the other Purchased Assets contain any asbestos, urea, formaldehyde, radon, polychlorinated biphenyls (PCBs) or pesticides at levels or amounts, or in a condition, that violate any Environmental Law.

          (e) Except as set forth in the "Environmental Matters Schedule", Seller has received no notice alleging in any manner that Seller is, or might be potentially, responsible for any Release of Hazardous Materials, or any costs arising under or in violation of Environmental Laws with respect to the Purchased Assets, the Decatur Real Estate, the leased premises, the deposit inventory site or the operation of the Business.

          (f) None of the real estate owned, leased or operated by Seller is or has been listed on the United States Environmental Protection Agency National Priorities List of Hazardous Waste Sites, or any other list, schedule, law, inventory or record of hazardous or solid waste sites maintained by any federal, state or local agency.

          (g) No condition exists at the Decatur Real Estate, any other property which Seller owns, operates or leases, and to the best of Seller's knowledge, any property which Seller formerly owned, operated, or leased or where any wastes generated at any time by Seller may have been stored, treated, or disposed, which constitutes or which with the passage of time, may constitute a violation of or give rise to liability under any Environmental law.

          (h) Seller has disclosed and delivered to Purchaser all environmental reports and investigations which Seller has obtained or ordered with respect to the Purchased Assets, the Decatur Real Estate, the leased premises or the Business.

          (i) No lien has been attached or filed against Seller with respect to the Purchased Assets or the Decatur Real Estate or any leased premises or deposit inventory sites in favor of any governmental or private entity for
(i) any liability or imposition of costs under or in violation of any applicable Environmental Law; or (ii) any Release of Hazardous Materials.

     3.23 Product and Warranty Claims. Except as disclosed in the "Claims Schedule" attached hereto as Schedule 3.23, Seller has no knowledge of and has not received during the past five (5) years any claim or notice with respect to any occurrences arising out of the use or operation of products engineered, designed, manufactured, sold, installed, monitored or serviced by or on behalf of Seller, which has resulted in any injury or death to person or damage to property, or any claim that such products do not conform to any agreement, representation or warranty made by Seller (or implied by law) with respect to such products that is unresolved as of the date hereof. Seller is covered against all damages, liability and expenses for any claims based upon products engineered, designed, manufactured, sold, installed, monitored or serviced by or on behalf of Seller (including, but not limited to, costs of investigation and attorneys' fees and expenses) under policies of insurance described on the Insurance Schedule, except as to claims for breach of any agreement, representation or warranty made with respect to such products against which Seller has established good and sufficient reserves therefor on its books and records.

     3.24 Bank Accounts.  The "Bank Accounts Schedule" attached hereto as
Schedule 3.24 lists the name and location of each bank or other financial institution in which Seller has an account, lockbox, brokerage account, custody account or safe deposit box, the account numbers thereof, and the names of all persons authorized to draw thereon or to have access thereto.

     3.25 Disclosure. Neither this Agreement nor any of the schedules, attachments or exhibits hereto contain any untrue statement of a fact or omit a fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. There is no fact which has not been disclosed in writing to Purchaser of which the Seller or any officer, director or Shareholder of Seller is aware and which adversely affects or could reasonably be anticipated to affect adversely the Business or the Purchased Assets.

     3.26 Closing Date. All of the representations and warranties of Seller in this Article 3 and elsewhere in this Agreement and all information delivered in any schedule, attachment or exhibit hereto or in any certificate delivered to Purchaser are true and correct in all respects on the date of this Agreement and shall be true and correct in all respects on the Closing Date.


                                    ARTICLE 4

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser hereby represents and warrants to Seller as of the date hereof and as of the Closing Date that:

     4.1 Corporate Organization and Power. Purchaser is a corporation duly organized and validly existing under the laws of the State of Illinois with full corporate power and authority to enter into this Agreement and the other agreements contemplated hereby and perform its obligations hereunder and thereunder.

     4.2 Authorization. The execution, delivery and performance by Purchaser of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on the part of Purchaser are necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby. This Agreement constitutes and, upon execution and delivery by Purchaser, the other agreements contemplated hereby shall each constitute a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with their respective terms.

     4.3 No Violation. Purchaser is not subject to or obligated under its certificate of incorporation or by-laws, any applicable law, rule or regulation of any governmental authority, or any agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree which would materially, adversely affect its ability to perform this Agreement or the other agreements contemplated hereby.

     4.4 Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to the best of Purchaser's knowledge, threatened against or affecting Purchaser, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would materially adversely affect Purchaser's performance under this Agreement or the consummation of the transactions contemplated hereby.

     4.5 Closing Date. All of the representations and warranties of Purchaser contained in this Article 4 and elsewhere in this Agreement and all information delivered in any schedule, attachment or exhibit hereto or in any certificate delivered to Seller are true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date.

                                    ARTICLE 5

                           COVENANTS PRIOR TO CLOSING

     5.1 Affirmative Covenants. Prior to the Closing, Seller shall and the Shareholders shall cause Seller to:

          (a) conduct the Business only in the usual and ordinary course of business in accordance with past custom and practice (including placing purchase orders only for reasonable quantities and at reasonable prices and accepting customer orders only for reasonable quantities on reasonable terms);

          (b) refrain from entering into any additional "inventory deposit" transactions without the prior written consent of Purchaser;

          (c) keep in full force and effect its corporate existence and all material rights, franchises and intellectual property relating to or pertaining to the Business;

          (d) use best efforts to retain its employees and sales agents and preserve its present business relationships, and continue to compensate its employees and sales agents in accordance with past custom and practice;

          (e) maintain the Decatur Real Estate and the Purchased Assets in good and customary repair, order and condition and maintain insurance reasonably comparable to that in effect on the date of this Agreement; replace in accordance with past practice its inoperable, worn out and obsolete assets with assets of comparable quality; in the event of any casualty, loss or damage to the Decatur Real Estate or any of the Purchased Assets prior to Closing, either repair or replace such assets with assets of comparable quality or, if Purchaser agrees, transfer to Purchaser at Closing the proceeds of any insurance recovery with respect thereto;

          (f) maintain its books, accounts and records in accordance with past custom and practice as used in the preparation of the financial statements described in Section 3.4 hereof and file with the appropriate taxing authorities any and all returns required to be filed by it for the periods covered thereby;

          (g) permit Purchaser and its employees, agents, accounting and legal representatives and potential lenders and their representatives to have access to its books, records, invoices, contracts, leases, key personnel, independent accountants, property, facilities, equipment and other things reasonably related to the Business or the Purchased Assets;

          (h) use its best efforts to obtain all consents and approvals necessary or desirable to consummate the transactions contemplated hereby, including, but not limited to, with respect to each Lease, a consent to the assignment of such Lease to Purchaser, and to cause the other conditions to Purchaser's obligation to close to be satisfied; and

          (i) promptly inform Purchaser in writing of any variances from the representations and warranties contained in Article 3 hereof.

     5.2 Negative Covenants. Prior to the Closing, without the prior written consent of Purchaser, Seller shall not:

          (a) directly or indirectly (including through any agent, broker, finder or other third party), offer to sell, merge, consolidate or otherwise dispose of, negotiate for the sale, merger, consolidation or other disposition of, initiate or continue discussions concerning the sale, merger, consolidation or other disposition of, Seller as a whole, or the sale or other disposition of any of its shares of capital stock or any of the Purchased Assets (other than inventory in the ordinary course of business);

          (b) take or omit to take any action, or permit its affiliates to take or omit to take any action, which would reasonably be anticipated to have a material and adverse effect upon the Business or the Purchased Assets;

          (c) declare or pay any dividend or other distribution with respect to the capital stock of Seller; or

          (d) disclose to any third party, except its representatives in connection with the transactions contemplated by this Agreement on a need-to-know basis, any information regarding the Purchaser, its business operations, its customers or suppliers and the existence of this Agreement or the transactions contemplated hereunder.


                                    ARTICLE 6

                  CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE

     6.1 Conditions to Purchaser's Obligation. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

          (a) the representations and warranties set forth in Article 3 hereof shall be true and correct at and as of the Closing as though then made and as though the Closing Date was substituted for the date of this Agreement;

          (b) Seller and each Shareholder shall have performed all of the covenants and agreements required to be performed by it, him or her under this Agreement prior to the Closing;

          (c) there shall have been no adverse change in the operations, financial condition, operating results, assets or business prospects of the Business, and there shall have been no casualty loss or damage to the Decatur Real Estate or the Purchased Assets, taken as a whole, whether or not covered by insurance;

          (d) all consents by third parties that are required for the transfer of the Purchased Assets and the Business to Purchaser as contemplated hereby, that are required for the consummation of the transactions contemplated hereby or that are required to prevent a breach of, or a default under or a termination or modification of any instrument, contract, license, lease or other agreement to which Seller is a party or to which any of the Purchased Assets is subject, and releases of all liens, charges, security interests, encumbrances and claims of others on or with respect to the Purchased Assets shall have been obtained on terms and conditions satisfactory to Purchaser in its sole discretion;

          (e) the consent of each lessor, as applicable, to the assignment of each Lease to the Purchaser;

          (f) no action or proceeding before any court or government body shall be pending or threatened which, in the judgment of Purchaser, made in good faith and upon the advice of counsel, makes it inadvisable or undesirable to consummate the transactions contemplated hereby by reason of the probability that the action or proceeding shall result in a judgment, decree or order which would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded or affect the value or use of the Purchased Assets or Business;

          (g) Purchaser shall have received from Seller's counsel, Robert H. Harris, an opinion with respect to the matters set forth in Exhibit C attached hereto, addressed to Purchaser and dated the Closing Date, in form and substance satisfactory to Purchaser;

          (h) not less than five (5) business days prior to the Closing Date, Seller shall have provided Purchaser, at Purchaser's expense, with the following;

               (i) commitments for title insurance from a title insurer acceptable to Purchaser ("Title Commitments") committing to insure Purchaser's title in the Decatur Real Estate in an amount equal to the fair value thereof, subject only to Permitted Encumbrances, which Title Commitments shall be for ALTA Form Owners Policies containing the following endorsements: extended coverage, a 3.1 zoning, parking access, contiguity, survey and location no. 1, and shall be converted to title insurance policies on the Closing Date;

               (ii) surveys of the Decatur Real Estate certified to Purchaser by licensed surveyors as having been prepared in conformance with conforming ALTA/ASCM standards, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines and access to public streets and roads (the "Surveys"), which Surveys shall disclose the location of the improvements thereon to be within the lot lines, the location of the buildings to be within all building and setback lines, no encroachments of buildings or other improvements on to or from adjoining properties or other survey defects other than Permitted Encumbrances; and

               (iii) UCC search reports ("UCC Searches") of Seller disclosing no liens or encumbrances against the Purchased Assets, other than the Permitted Encumbrances.

     If the Title Commitments, Surveys or UCC Searches disclose any title encumbrances, defects, liens, encumbrances or matters other than Permitted Encumbrances (the "Unpermitted Encumbrances"), Seller shall have caused the same to be removed from the Title Commitments or insured over at Seller's expense prior to the Closing, or with respect only to Unpermitted Encumbrances of a definite or ascertainable amount, Seller shall grant Purchaser a credit against the Purchase Price payable at the Closing equal to the aggregate amount of such Unpermitted Encumbrances.

          (i) all proceedings to be taken by Seller in connection with the consummation of the Closing and the other transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby requested by Purchaser shall be satisfactory in form and substance to Purchaser and its counsel;

          (j) all notes and accounts receivable due and owing to Seller from any Shareholder, or any affiliate of any Shareholder or any Class B shareholder or preferred shareholder of the Seller shall have been paid in full on or prior to the Closing and satisfactory evidence of such payment shall be presented to Purchaser;

          (k) Purchaser shall have received, at Purchaser's expense, a phase I environmental report and the results of certain other tests, including but not limited to, soil sample tests, with respect to the Decatur Real Estate and any leased premises disclosing no environmental matters unsatisfactory to Purchaser;

          (l) Purchaser shall have received approval by the Board of Directors of the Seller of this Agreement, all related agreements and the transactions contemplated hereunder; and

          (m) Purchaser shall have received a letter from the Seller's independent certified public accountants, addressed to Shareholders, certifying the accuracy and completeness of the Seller's audited financial statements provided to Purchaser pursuant to Section 3.4.

Any conditions specified in this Section 6.1 may be waived by Purchaser; provided that no such waiver shall be effective unless it is set forth in a writing executed by Purchaser, except as otherwise provided in Section 10.3.


                                    ARTICLE 7

                   CONDITIONS TO SELLER'S OBLIGATION TO CLOSE

     7.1 The obligation of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

          (a) the representations and warranties set forth in Article 4 hereof shall be true and correct in all material respects at and as of the Closing as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties;

          (b) Purchaser shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

          (c) Seller shall have received from Purchaser's counsel, Vedder, Price, Kaufman & Kammholz, an opinion with respect to the matters set forth in Exhibit D attached hereto, addressed to Seller and dated the Closing Date, in form and substance reasonably satisfactory to Seller;

          (d) all proceedings to be taken by Purchaser in connection with the consummation of the Closing and the other transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby reasonably requested by Seller shall be reasonably satisfactory in form and substance to Seller and its counsel.

Any condition specified in this Section 7.1 may be waived by Seller; provided that no such waiver shall be effective against Seller unless it is set forth in a writing executed by Seller, except as otherwise provided in Section 10.3.


                                    ARTICLE 8

                              CLOSING TRANSACTIONS

     8.1 The Closing. Subject to the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Vedder, Price, Kaufman & Kammholz in Chicago, Illinois at 10:00 a.m. local time on April 16, 1996, or at such other place or on such other date as may be mutually agreeable to the parties. The date and time of the Closing are referred to herein as the "Closing Date."

     8.2 Action to Be Taken at the Closing. The sale, conveyance, assignment and delivery of the Purchased Assets and the payment of the Purchase Price pursuant to the terms of this Agreement shall take place at the Closing, and, simultaneously, the other transactions contemplated by this Agreement shall take place by the delivery of all of the closing documents set forth in Section 8.3.

     8.3  Closing Documents.

          (a) Seller shall deliver to Purchaser at the Closing the following documents, duly executed by Seller where necessary to make them effective:

          (i) an officer's certificate in the form set forth in Exhibit E attached hereto, stating that the preconditions specified in Section 6.1
     (a) through (k), inclusive, have been satisfied;

          (ii) copies of all necessary third party and governmental consents, approvals, releases and filings required in order to effect the transactions contemplated by this Agreement;

          (iii) such stamped recordable warranty deeds, instruments of sale, transfer, assignment, conveyance and delivery (including all vehicle titles), as are required in order to transfer to Purchaser good and marketable title to the Purchased Assets, free and clear of all liens, charges, security interests and other encumbrances, except for Permitted Encumbrances;

          (iv) such estoppel certificates and assignment of Leases as Purchaser may reasonably request;

          (v) certified copies of the resolutions duly adopted by the Board of Directors and Shareholders of Seller authorizing, and any other consents required pursuant to the Certificate of Incorporation or the By-laws of Seller to authorize, the execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby, and the consummation of all other transactions contemplated by this Agreement;

          (vi) all of Seller's contracts and commitments, files, books, records and other data relating to the Business and the Purchased Assets;

          (vii) copies of good standing certificates in all jurisdictions where the Seller is qualified to do business;

          (viii) a certificate of the Secretary of the Seller, certifying as to the correctness and completeness of the Articles of Incorporation and Bylaws of the Seller, and all amendments thereto; and

          (ix) such other documents or instruments as Purchaser or the Title Insurer may request to effect the transactions contemplated hereby.

          All of the foregoing documents in this Section 8.3(a) shall be reasonably satisfactory in form and substance to Purchaser and shall be dated the Closing Date.

          (b) Purchaser shall deliver to Seller at the Closing the following items, duly executed by Purchaser where necessary to make them effective:

          (i) the amount of the Purchase Price payable at Closing as provided in Section 2.1;

          (ii) an Assumption Agreement in the form set forth as Exhibit F hereto, providing for the assumption by Purchaser of the Assumed Liabilities;

          (iii) an officer's certificate in the form set forth as Exhibit G attached hereto, stating that the preconditions specified in Section 7.1
     (a) and (b) hereof have been satisfied;

          (iv) copies of all necessary third party and governmental consents, approvals, releases and filings required in order for Purchaser to effect the transactions contemplated by this Agreement; and

          (v) such other documents or instruments as Seller reasonably may request to effect the transactions contemplated hereby.

          All of the foregoing documents in this Section 8.3(b) shall be reasonably satisfactory in form and substance to Seller and shall be dated as of the Closing Date.

     (c) Seller shall execute and deliver to Purchaser at Closing a Non-Competition Agreement in the form of Exhibit H hereto (the "Non-Competition Agreement").

     (d) Purchaser, Seller and the escrow agent shall execute and deliver to one another at Closing the Escrow Agreement.

     8.4 Possession. Simultaneously with the Closing, Seller shall take such steps as may be requisite or desirable to put Purchaser in actual possession and operating control of the Business and the Purchased Assets.

     8.5 Nonassignable Contracts. To the extent that the assignment hereunder by Seller to Purchaser of the Contracts is not permitted or is not permitted without the consent of any other party to the Contract, this Agreement shall not be deemed to constitute an assignment of any such Contract if such consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of contractual benefits under, any such Contract, and Purchaser shall assume no obligations or liabilities thereunder. Seller shall advise Purchaser promptly in writing with respect to any Contract which it knows, should know or has reason to know that it will not receive any required consent. Without in any way limiting Seller's obligation to obtain all consents necessary for the sale, transfer, assignment and delivery of the Contracts and the Purchased Assets to Purchaser hereunder, if any such consent is not obtained or if such assignment is not permitted irrespective of consent and, at Purchaser's election, the Closing hereunder is consummated, Seller shall cooperate with Purchaser in any reasonable arrangement designed by Purchaser to provide Purchaser with the rights and benefits, subject to the obligations, under the Contract, including enforcement for the benefit of Purchaser of any and all rights of Seller against any other person arising out of breach or cancellation by such other person and, if requested by Purchaser, Seller shall act as an agent on behalf of Purchaser or as Purchaser shall otherwise reasonably require.


                                    ARTICLE 9

                                 INDEMNIFICATION

     9.1  Indemnification by Seller.

          (a) Seller agrees to and shall indemnify in full Purchaser and its officers, directors, employees, agents, shareholders and partners (collectively, the "Purchaser Indemnified Parties") and defend and hold them harmless against any loss, liability, deficiency, damage, expense or cost (including reasonable legal expenses) (collectively, "Losses"), that Purchaser Indemnified Parties may suffer, sustain or become subject to, as a result of (i) any misrepresentation in any of the representations or breach of any of the warranties of Seller or Directors contained in this Agreement or in any exhibits, schedules, certificates or other agreements or documents delivered or to be delivered pursuant to the terms of this Agreement or otherwise incorporated in this Agreement (collectively, the "Related Documents"), (ii) any breach of, or failure to perform, any agreement or covenant of Seller or Directors contained in this Agreement or any of the Related Documents, or (iii) any matters disclosed on any schedule hereto (collectively, "Purchaser Losses").

          (b) Seller shall also indemnify Purchaser and hold Purchaser harmless against and in respect of any losses, claims, damages, liabilities or expenses (including the reasonable attorneys' fees) resulting from or arising from the rights of any creditors of Seller pursuant to any bulk sales laws which may apply under the laws of the States of Alabama, Tennessee, Mississippi, Arkansas and Illinois.

          (c) Purchaser, in addition to the other rights and remedies specifically available to it under this Agreement, shall have the right to set-off the amount of any Purchaser Losses against the amount of the Purchase Price which is held in escrow pursuant to the Escrow Agreement (the "Escrowed Funds").

          (d) Notwithstanding any other provision of this Agreement, the amount of damages recoverable by Purchaser against the Seller and the Directors shall be limited to the Escrowed Funds.

          (e) Notwithstanding any other term or provision of this Agreement, there shall be no obligation on Seller to indemnify Purchaser Indemnified Parties under the terms of this Agreement and no claim shall be made against the Escrowed Funds for, any Losses that arise from or which are alleged to arise from any breach or alleged breach of any representation or warranty by Seller in this Agreement, which relates to:

               (A) any environmental matter, including, but without restricting the generality thereof, the representations and warranties in Section
          3.22 of this Agreement, unless the contention that a breach of such a representation or warranty and resulting Losses has occurred is based on: (i) a condition on the Decatur Real Estate which constitutes a breach of the representations and warranties which one or more of the Purchaser Indemnified Parties is required by any governmental agency to remediate as a result of an investigation by a governmental agency of either the United States or the State of Alabama; and (ii) such governmental agency investigation did not directly result (whether or not such result was intended) from any request by or any act or omission of any one or more of the Purchaser Indemnified Parties relating to the breach or anyone acting on its or their behalf;

               (B) any matter involving a claim of a breach of the representations or warranties in Section 3.21 of this Agreement which relate to the Occupational Safety and Health Act of 1970, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act of 1976, and, except as such involves any claim of employment discrimination, the Americans with Disabilities Act, unless the contention that a breach of such a representation or warranty and resulting Losses has occurred is based on: (i) a condition which constitutes a breach of the representations or warranties which one or more of the Purchaser Indemnified Parties is required by any governmental agency to remediate as a result of an investigation by a governmental agency of either the United States or of any state; and (ii) such governmental agency investigation did not directly result (whether or not such result was intended) from any request by or any act or omission of any one or more of the Purchaser Indemnified Parties relating to the breach or anyone acting on its or their behalf.

     9.2 Indemnification by Purchaser. Purchaser agrees to indemnify in full Seller (collectively, the "Seller Indemnified Parties") and hold them harmless against any Losses which any of the Seller Indemnified Parties may suffer, sustain or become subject to as a result of (i) any misrepresentation in any of the representations or breaches of any of the warranties of Purchaser contained in this Agreement or in any of the Related Documents or (ii) any breach of, or failure to perform, any agreement of Purchaser contained in this Agreement or any of the Related Documents (collectively, "Seller Losses").

     9.3 Method of Asserting Claims. As used herein, an "Indemnified Party" shall refer to a "Purchaser Indemnified Party" or "Seller Indemnified Party," as applicable, the "Notifying Party" shall refer to the party hereto whose Indemnified Parties are entitled to indemnification hereunder, and the "Indemnifying Party" shall refer to the party hereto obligated to indemnify such Notifying Party's Indemnified Parties.

          (a) In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for the liability or the costs or expenses of which are Seller Losses or Purchaser Losses, as the case may be (any such third party action or proceeding being referred to as a "Claim"), the Notifying Party shall give the Indemnifying Party prompt notice thereof. The failure to give such notice shall not affect any Indemnified Party's ability to seek reimbursement unless such failure has materially and adversely affected the Indemnifying Party's ability to defend successfully a Claim. The Indemnifying Party shall be entitled to contest and defend such Claim; provided, that the Indemnifying Party (i) has a reasonable basis for concluding that such defense may be successful and (ii) diligently contests and defends such Claim. Notice of the intention so to contest and defend shall be given by the Indemnifying Party to the Notifying Party within twenty (20) business days after the Notifying Party's notice of such Claim (but, in all events, at least five (5) business days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the Indemnifying Party. The Notifying Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless the Notifying Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Indemnified Parties), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Notifying Party elects to participate in such defense, the Notifying Party shall cooperate with the Indemnifying Party in the conduct of such defense. Neither the Notifying Party nor the Indemnifying Party may concede, settle or compromise any Claim without the consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, in the event the Indemnifying Party fails or is not entitled to contest and defend a claim, the Notifying Party shall be entitled to contest, defend and settle such Claim.

          (b) In the event any Indemnified Party should have a claim against any Indemnifying Party that does not involve a Claim, the Notifying Party shall deliver a notice of such claim with reasonable promptness to the Indemnifying Party. If the Indemnifying Party notifies the Notifying Party that it does not dispute the claim described in such notice or fails to notify the Notifying Party within thirty (30) days after delivery of such notice by the Notifying Party whether the Indemnifying Party disputes the claim described in such notice, the Loss in the amount specified in the Notifying Party's notice shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand in accordance with the terms hereof.


                                   ARTICLE 10

                                   TERMINATION

     10.1 Termination.   This Agreement  may be terminated at  any time prior to
the Closing:

          (a)  by mutual written consent of Purchaser and Seller;

          (b) by either Purchaser or Seller if there has been a misrepresentation or breach of warranty or breach of covenant on the part of the other party in the representations and warranties or covenants set forth in this Agreement and any such misrepresentation or breach, if capable of cure, is not cured within fifteen (15) days after written notice thereof to such other party, or if events have occurred which have made it impossible to satisfy a condition precedent to the terminating party's obligations to consummate the transactions contemplated hereby (other than as a result of any willful act or omission by the terminating party); or

          (c) by either Purchaser or Seller if the transactions contemplated hereby have not been consummated by May 1, 1996; provided, that neither Purchaser nor Seller shall be entitled to terminate this Agreement pursuant to this subsection (c) if such party's or, in the case of Seller, a Shareholder's willful breach or obstruction of the consummation of this Agreement, respectively, has prevented the consummation of the transactions contemplated hereby.

     10.2 Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become void, and there shall be no liability on the part of Seller or Purchaser, except for willful breaches of this Agreement prior to the time of such termination and except for the provisions of Section 11.7.

     10.3 Effect of Closing. Seller and Purchaser shall be deemed to have waived their respective rights to terminate this Agreement upon the completion of the Closing. No such waiver shall constitute a waiver of any other rights arising from the non-fulfillment of any condition precedent set forth in
Article 6 or 7 unless such waiver is made in writing.


                                   ARTICLE 11

                              ADDITIONAL AGREEMENTS

     11.1 Survival. The representations, warranties, covenants and agreements set forth in this Agreement or in any writing delivered to Purchaser or Seller in connection with this Agreement shall survive the Closing Date and the consummation of the transactions contemplated hereby and shall not be affected by any examination made for or on behalf of Purchaser or Seller, the knowledge of any of Purchaser's or Seller's officers, directors, shareholders, employees or agents, or the acceptance by Purchaser or Seller of any certificate or opinion.

     11.2 Mutual Assistance. Subsequent to the Closing, Seller on the one hand and Purchaser on the other, at their own cost, shall assist each other (including making records available) in the preparation of their respective tax returns and the filing and execution of tax elections, if required, as well as any audits or litigation that may ensue as a result of the filing thereof, to the extent that such assistance is reasonably requested.

     11.3 Press Release and Announcements. No press release related to this Agreement or the transactions contemplated hereby, or other announcements to the employees, customers or suppliers of Seller, shall be issued without the joint approval of Purchaser and Seller. No other public announcement related to this Agreement or the transactions contemplated hereby shall be made by either party, except as required by law, in which event the parties shall consult as to the form and substance of any such announcement required by law.

     11.4 Expenses. Each party shall pay all of its expenses in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement. Purchaser shall pay the cost of recording all documents necessary to place record title to the Purchased Assets in the condition warranted by or required of Seller by this Agreement.

     11.5 Further Transfers. After the Closing, Seller shall, and shall cause its affiliates to, execute and deliver such further instruments of conveyance and transfer and take such additional action as Purchaser may reasonably request to effect, consummate, confirm or evidence the transfer to Purchaser of the Purchased Assets. Seller shall execute such documents as may be necessary to assist Purchaser (or its designees) in preserving or perfecting its rights in the Purchased Assets.

     11.6 Transition Assistance. From the date hereof and until five (5) years after the Closing, neither Seller nor any Shareholder shall in any manner take any action which is designed, intended or might be reasonably anticipated to have the effect of discouraging customers, suppliers, lessors, employees, sales agents and other business associates from maintaining the same business relationships with Purchaser after the date of this Agreement as were maintained with Seller prior to the date of this Agreement.

     11.7 Confidentiality. If the transactions contemplated by this Agreement are not consummated, Purchaser shall maintain the confidentiality of all information and materials received by it reasonably designated by Seller as confidential, and Purchaser shall return to Seller or destroy any materials (and copies thereof) obtained from Seller in connection with the transactions contemplated hereby. Whether or not the transactions contemplated hereby are consummated, Seller and each Shareholder shall maintain the confidentiality of all information and materials regarding Purchaser and its affiliates, reasonably designated as confidential by Purchaser. If the transactions contemplated by this Agreement are consummated, Seller and Shareholder each shall maintain the confidentiality of all proprietary and other non-public information regarding the Business and the Purchased Assets and shall turn over to Purchaser all such materials in their possession.

     11.8 Specific Performance. Seller acknowledges that the Business and the Purchased Assets are unique and recognizes and affirms that in the event of a breach of this Agreement by Seller, money damages would be inadequate and Purchaser would have no adequate remedy at law. Accordingly, Seller agrees that Purchaser shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and Seller's obligations hereunder by an action or actions for specific performance, injunction and/or other equitable relief, without posting any bond or security.

     11.9 Remittances. All remittances, mail and other communications relating to the Purchased Assets, Assumed Liabilities or the Business received by Seller, the Shareholder, or the officers and directors of the Seller, at any time after the Closing Date shall be immediately turned over to Purchaser by such parties. Seller shall cooperate with Purchaser, and take such actions as Purchaser reasonably requests, to assure that customers of the Business send their remittances directly to Purchaser, and to assure that remittances from customers of the Business which are improperly sent to Seller are not commingled with Seller's assets and are turned over to Purchaser.

     11.10 Best Efforts To Consummate Closing Transactions. On the terms and subject to the conditions contained in this Agreement, Seller and Purchaser each agrees to use its best efforts to take, or to cause to be taken, all reasonable actions, and to do, or to cause to be done, all reasonable things, necessary, proper or advisable under applicable laws and regulations to consummate, as soon as reasonably practicable, the Closing, including the satisfaction of all conditions thereto set forth herein.

     11.11 Change of Seller's Name. As of the Closing, Seller shall change its corporate name to a name substantially dissimilar to "Automatic Screw Machine Products Company" and thereafter shall not use any name or title similar to its former corporate name or any other name assigned to Purchaser by Seller hereunder.

     11.12     Collection of Accounts Receivable.

          (a) Purchaser shall use reasonable efforts to collect all of the accounts receivables from customers reflected on the books of Seller as of the Closing Date (the "Accounts Receivable"). Purchaser shall furnish Seller with all such records and other information as Seller may require to verify the amounts collected by Purchaser with respect to the Accounts Receivable. For the purpose of determining amounts collected by Purchaser with respect to the Accounts Receivable, (i) if a payment is specified by an account debtor as being in payment of a specific invoice of Purchaser or Seller, as the case may be, the payment shall be applied to that invoice and (ii) in the absence of a bona fide dispute between an account debtor and Seller, all payments by an account debtor that are not specified as being in payment of a specific invoice shall first be applied to the oldest outstanding invoice due form that account debtor. Purchaser shall not be required to retain a collection agency, bring any suit or take any other action out of the ordinary course of business to collect any of the Accounts Receivable. Purchaser shall not compromise, settle or adjust the amount of any of the Accounts Receivable without the prior written consent of Seller which shall not be unreasonably withheld or delayed.

          (b) To the extent that Purchaser has not collected the full amount of such Accounts Receivable net of reserves for doubtful accounts reflected on the books of Seller as of the Closing Date within ninety (90) days after the Closing Date, Purchaser shall have the right to require Seller to repurchase all such Accounts Receivable remaining outstanding at their face, and concurrently with the payment by Seller of such amount, Purchaser shall quit claim and reassign to Seller all Accounts Receivable remaining outstanding so repurchased by Seller. Any amounts held in the escrow account pursuant to the Escrow Agreement shall be available to Purchaser for purposes of paying off any amounts owed Purchaser by Seller under this Section 11.12.

          (c) In the event that after the Closing Date, Seller or any Shareholder shall receive any remittance from or on behalf of any account debtor with respect to the Accounts Receivable (excluding any Accounts Receivable reassigned to Seller), Seller or such Shareholder, as the case may be, shall endorse such remittance to the order of Purchaser and forward same to Purchaser promptly upon receipt thereof.

          (d) In the event that Purchaser shall receive any remittance from or on behalf of any account debtor with respect to any Account Receivable after such Account Receivable has been reassigned to Seller, Purchaser shall endorse without recourse such remittance to the order of Seller and forward same to Seller promptly upon receipt thereof.

     11.13 Employees and Agents of Seller. Purchaser is under no legal obligation to employ any personnel presently employed by Seller. Prior to the Closing Date, Purchaser may, but shall not be required to, offer employment to such persons currently employed by Seller as Purchaser in its sole discretion shall determine. Purchaser shall have the absolute right to establish all terms and conditions of employment, including wages, benefits and benefit plans, for any employees of Seller to whom it chooses to make an offer of employment to be employed by Purchaser. Further, it is expressly agreed that Purchaser is not bound to assume, implement or continue any wages, terms and conditions of employment, benefits or benefit plans which may currently exist for Seller's employees. All such offers of employment shall be on the terms and conditions established by Purchaser and shall be contingent upon employment commencing with Purchaser only following the Closing Date. Seller agrees not to discourage any individuals who are offered employment or an agency relationship with Purchaser from accepting such employment or agency relationship with Purchaser.

     11.14 Benefit Plans. As to the Benefit Plans, Seller and Purchaser agree to take the actions described in the following paragraphs of this Section 11.14.

          (a) Prior to the Closing Date, Seller will provide Purchaser with true, correct and current copies of all of the Benefit Plans, including all amendments thereto, and of all of the following relating to any Benefit
     Plan: trust documents, insurance contracts, agreements with third parties, and any amendments to any of them; financial statements; summary plan descriptions; material employee communications; determination letters; and correspondence with the Department of Labor, the Internal Revenue Service or any other governmental agency.

          (b) As of the Closing Date, Seller will assign, and Purchaser will assume (as sponsor), all assets and liabilities of Automatic Screw Machine Products Company Employees' Retirement Plan, including the liability to make employer and matching contributions (but not to withhold employee before- or after-tax contributions) for benefits accrued under the plan since December 31, 1995; provided, however, Purchaser will not assume any liability to make employer or matching contributions covering any benefits under that plan that accrued up to and through December 31, 1995, to withhold any employee before- or after-tax contributions from pay issued on or before the Closing Date, or in connection with any claim (other than claims for benefits in the ordinary course of business) arising out of or in connection with actions or omissions to act prior to the Closing Date.

          (c) Except as provided in subsection (b) next above, Purchaser will not assume any liabilities under or arising out of the Automatic Screw Machine Products Company Stock Appreciation Rights Plan, any Deferred Compensation Agreements with current or former employees of Seller or any ERISA Affiliate, or any Agreement that contemplates the current or future payment of deferred compensation in respect of any current or former shareholder of Seller or any ERISA Affiliate. On the Closing Date, Seller will fully and finally settle and pay off (and, within ten days after the Closing Date, provide written certification to Purchaser that it has settled and paid) all obligations under the Automatic Screw Machine Products Company Stock Appreciation Rights Plan and the agreements with Richard H. Norman, Charles Norman, John Norman and any other shareholder or former shareholder of Seller or any ERISA Affiliate, and will use a portion of the funds transferred under subsection 2.1(a) of this Agreement to do so. On the Closing Date, Seller will fully and finally settle and pay off (and, within ten days after the Closing Date, provide written notification that it has settled and paid) all obligations under all of the Deferred Compensation Agreements with current or former employees of Seller.
     Seller covenants that it will not use general assets of the Seller (other than Excluded Assets) immediately prior to the Closing to make the settlements and payments called for in the next preceding sentence.

          (d) As of the Closing Date, Seller will assign, and Purchaser will assume, all assets and liabilities of those Benefit Plans listed on
     Schedule 3.18 under the heading, "Cafeteria Plans," except to the extent provided in subsection 11.14(f) below. Notwithstanding the previous sentence, Seller will not assign, and Purchaser will not assume, any liabilities in connection with any claim (other than claims for benefits in the ordinary course of business) under or with respect to, or arising out of the administration of, the Benefit Plans described in the preceding sentence, which relates to or arises out of actions or omissions to act occurring on or before the Closing Date.

          (e) As of the Closing Date, Seller will assign, and Purchaser will assume, all assets and liabilities of the Benefit Plans listed on Schedule
     3.18 under the heading, "Group Health and Dental Care Plans," except to the extent provided in subsection 11.14(f) below. Notwithstanding the previous sentence, Seller will not assign, and Purchaser will not assume, any liabilities in connection with any claim (other than claims for benefits in the ordinary course of business) under or with respect to, or arising out of the administration of, the Benefit Plans described in the preceding sentence, which relates to or arises out of actions or omissions to act occurring on or before the Closing Date.

          (f) Notwithstanding any provision of this Agreement to the contrary, Seller will remain liable for providing the notices, and offering the continuation coverage, required under Code Section 4980B, with respect to any qualifying event (as defined in Code Section 4980B(f)(3)) that occurs on or before the Closing Date, regarding any Participant or Beneficiary of any of the Benefit Plans. Any claim that arises out of or results from a failure to comply with the preceding sentence will be the responsibility of Seller.

          (g)  Purchaser will not assume any liabilities under or arising out of
     (i) the Benefit Plans listed on Schedule 3.18 under the heading, "Other Group Insurance Plans," or (ii) any Benefit Plan omitted from Schedule 3.18, whether any such liabilities arise before, on or after the Closing Date.

          (h) As of the Closing Date, Purchaser will assume Seller's liabilities for accrued but unpaid vacation pay for current employees who are hired by Purchaser on the Closing Date, but Purchaser will not assume any liability for accrued but unpaid vacation pay for individuals who terminate employment with the Seller on or prior to the Closing Date and are not hired by Purchaser on the Closing Date, or any liability in connection with any claim that arises on or before the Closing Date under Seller's vacation or vacation pay plans, practices or policies that is not a claim in the ordinary course of business of any of those plans, practices or policies.


                                   ARTICLE 12

                                  MISCELLANEOUS

     12.1 Amendment and Waiver. This Agreement may be amended, and any provision of this Agreement may be waived; provided that any such amendment or waiver shall be binding on Seller only if such amendment or waiver is set forth in a writing executed by Seller and that any such amendment or waiver shall be binding upon Purchaser only if such amendment or waiver is set forth in a writing executed by Purchaser. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

     12.2 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered, mailed by first class mail, return receipt requested or delivered by a nationally recognized courier service. Notices, demands and communications to Seller or Purchaser shall, unless another address is specified in writing in accordance herewith, be sent to the address indicated below:

     Notices to Seller prior to Closing

          Automatic Screw Machine Products Company
          709 2nd Avenue, SE
          Decatur, Alabama  35601
          Attention:     Stan Belsky
          Telephone:     (205)     353-1931
          Telecopier:    (205)     355-3612

     with a copy to:

          Robert H. Harris, Esq.
          Harris, Caddell & Shanks
          214 Johnston Street, S.E.
          Decatur, Alabama  35601
          Telephone:     (205) 340-8036
          Telecopier:    (205)     340-8040

          or

          P.O. Box 2688
          Decatur, Alabama  35601

     Notices to Seller after Closing

          Robert H. Harris
          at the above address

     Notices to Purchaser

          Lawson Products, Inc.
          1666 East Touhy Avenue
          Des Plaines, Illinois 60018
          Attention:     Peter G. Smith
          Telephone: (847) 827-9666
          Telecopier: (847) 827-0063

     with a copy to:

          Vedder, Price, Kaufman & Kammholz
          222 North LaSalle Street
          Chicago, Illinois   60601
          Attention:     Robert J. Washlow, Esq.
                    Lane R. Moyer, Esq.
          Telephone:     (312)     609-7500
          Telecopier:    (312)     609-5005

     12.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, personal representatives, successors and permitted assigns (including all successors and assignees in the event of Seller's liquidation) as the case may be, but neither this Agreement nor any of the rights, interests or obligations hereunder of Seller or any Shareholder shall be assignable by Seller or any Shareholder without the prior written consent of Purchaser. Purchaser may assign this Agreement, in whole or in part, without restriction to any of its affiliates, existing as of the date hereof or in the future.

     12.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

     12.5 No Third Party Beneficiaries. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any other persons other than the parties hereto and their respective successors, permitted assigns, heirs, legatees and personal representatives, as the case may be, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party, nor shall any provision give any third parties any right of subrogation or action over or against any party. This Agreement is not intended to and does not create any third party beneficiary rights whatsoever.

     12.6 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any person.

     12.7 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

     12.8 Complete Agreement. This document and the documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

     12.9 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

     12.10 Governing Law; Consent to Forum. This Agreement has been negotiated, executed and delivered at and shall be deemed to have been made in Chicago, Illinois. The internal law, not the law of conflicts, of the State of Illinois shall govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement. As part of the consideration for the Purchase Price received, Seller hereby consents and agrees that the Circuit Court of Cook County, Illinois, or, at Purchaser's option, the United States District Court for the Northern District of Illinois, Eastern Division, shall have exclusive jurisdiction to hear and determine any claims or disputes between Purchaser and Seller pertaining to this Agreement or to any matter arising out of or related to this Agreement. Seller expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Seller hereby waives any objection which Seller may have based upon lack of personal jurisdiction, improper venue or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Seller hereby waives personal service of the summons, complaint and other process issued in any such action or suit and agrees that service of such summons, complaint and other process may be made by registered or certified mail addressed to Seller at the address set forth in this Agreement and that service so made shall be deemed completed upon the earlier of Seller's actual receipt thereof or three (3) days after deposit in the U.S. Mail, proper postage prepaid. Nothing in this Agreement shall be deemed or operate to affect the right of Purchaser to serve legal process in any other manner permitted by law, or to preclude the enforcement by Purchaser of any judgment or order obtained in such forum or the taking of any action under this Agreement to enforce same in any other appropriate forum or jurisdiction.


     12.11 Remedies Cumulative. Except as set forth in Section 9.3(b), all remedies of the parties provided herein shall, to the extent permitted by law, be deemed cumulative and not exclusive of any thereof or of any other remedies available to the parties, by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements contained herein, and every remedy given herein or by law to any party hereto may be exercised from time to time, and as often as shall be deemed expedient, by such party.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                              SELLER:

                              AUTOMATIC SCREW MACHINE PRODUCTS COMPANY


                              By:
                                 Its


                              SELLER'S DIRECTORS:



                                 David E. Norman



                                 James C. Norman


                              PURCHASER:

                              ASSEMBLY COMPONENT SYSTEMS, INC.


                              By:
                                 Its President